Exhibit 99.1

NEWS RELEASE

Astronics Corporation — 130 Commerce Way — East Aurora, NY — 14052-2164

For more information contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Corporation Revenue and Earnings More Than Double in 2014 Second Quarter

•	Record quarterly sales of $174.6 million increased 146.4% from 2013 second quarter

•	Second quarter organic sales of $80.8 million, up 14.1% over 2013 second quarter

•	2014 full year sales expected to be in the range of $640 million to $665 million

EAST AURORA, NY July 30, 2014 – Astronics Corporation (NASDAQ: ATRO), a leading provider of advanced technologies for the global aerospace and defense industries, today reported financial results for the three months ended June 28, 2014. Financial results include the effect of four business acquisitions Astronics completed from July 2013 through the end of the 2014 first quarter, of which three were in its Aerospace segment and one was in the Test Systems segment.

	Three Months Ended			Six Months Ended
	June 28, 2014	June 29, 2013	% Change	June 28, 2014	June 29, 2013	% Change

Sales	$174,563	$70,833	146.4%	$315,514	$144,800	117.9%
Gross profit	$43,202	$18,681	131.3%	$73,207	$38,900	88.2%
Gross margin	24.7%	26.4%		23.2%	26.9%
SG&A	$20,721	$10,701	93.6%	$37,099	$19,858	86.8%
SG&A percent to sales	11.9%	15.1%		11.8%	13.7%
Income from Operations	$22,481	$7,980	181.7%	$36,108	$19,042	89.6%
Operating margin %	12.9%	11.3%		11.4%	13.2%
Net Income	$13,144	$5,158	154.8%	$20,651	$13,722	50.5%
Net Income %	7.5%	7.3%		6.5%	9.5%

Peter J. Gundermann, President and Chief Executive Officer, commented, “We performed well and according to our plan in the second quarter and believe our results demonstrate the emerging strength of our company. Revenue growth was the result of strong performance by our acquisitions, continued demand for our unique products and our strong market position on commercial, business jet and military aircraft. Operating margin expanded a solid 1.6 points, demonstrating excellent operating leverage, despite the $8.7 million negative impact on cost of goods sold for the fair market step-up of inventory related to our most recent acquisition. We are largely through with this step-up expense, expecting about $2.0 to $2.5 million more in the last half of the year.”

Consolidated Review

Second Quarter 2014 Results

Consolidated sales for the second quarter of 2014 increased 146.4% to $174.6 million compared with $70.8 million for the same period last year. Aerospace segment sales increased $52.8 million to $121.5 million and Test Systems segment sales increased $51.0 million to $53.0 million. The 2014 second quarter included $93.8 million in sales from acquired businesses, while organic sales increased $10.0 million, or 14.1%.

Consolidated gross margin was 24.7% in the second quarter of 2014 compared with 26.4% in the second quarter of 2013. Margin leverage achieved from increased organic sales volume was more than offset by costs of approximately $8.7 million relating to the fair value step-up of inventory from acquired businesses and increased engineering and development (“E&D”) costs. E&D costs were $18.4 million in the second quarter of 2014, including $4.4 million for businesses acquired since the second quarter of 2013. E&D costs in last year’s second quarter were $13.3 million.

Selling, general and administrative (“SG&A”) expenses were $20.7 million, or 11.9% of sales, in the second quarter of 2014 compared with $10.7 million, or 15.1% of sales, in the same period last year. The increase was due primarily to the incremental SG&A costs of acquired businesses, which added approximately $10.6 million to SG&A in the second quarter of 2014, partially offset by lower legal and professional costs when compared with the prior year second quarter.

Diluted earnings per share for the 2014 second quarter were $0.70 compared with $0.28 in the prior year period. This includes the impact of fair value inventory step-up charges for inventory of acquired businesses, which totaled approximately $8.7 million before taxes, or approximately $0.32 per diluted share after tax in the second quarter of 2014.

Earnings per share for all periods presented have been calculated reflecting the effect of the one-for-five Class B share distribution for shareholders of record on October 10, 2013.

Six Months 2014 Results

Consolidated sales for the first six months of 2014 increased by 117.9% to $315.5 million compared with $144.8 million for the same period last year, an increase of $170.7 million. Aerospace sales increased $103.6 million to $243.9 million and Test Systems sales increased $67.1 million to $71.6 million. From July 2013 through the end of the 2014 first quarter, Astronics completed four business acquisitions, three in its Aerospace segment and one in the Test Systems segment. For the first six months of 2014, sales from these acquired businesses contributed $152.6 million to consolidated sales, while organic sales increased $18.1 million, or 12.5%.

Consolidated gross margin was 23.2% in the first six months of 2014 compared with 26.9% in the first six months of 2013. Margin leverage achieved from increased organic sales volume was more than offset by costs of approximately $17.4 million relating to the fair value step-up of inventory from acquired businesses and increased E&D costs. Total E&D costs were $35.6 million in the first six months of 2014, including $7.7 million from businesses acquired after last year’s second quarter. E&D expense in last year’s first six months was $26.1 million.

Selling, general and administrative (“SG&A”) expenses were approximately $37.1 million, or 11.8% of sales, in the first six months of 2014 compared with $19.9 million, or 13.7% of sales, in the same period last year. The increase was due primarily to the incremental SG&A costs of acquired businesses, which added approximately $17.5 million to SG&A in the first six months of 2014 when compared with the same period last year partially offset by lower legal and professional costs.

Diluted earnings per share for the first six months of 2014 were $1.09 compared with $0.75 for the same period last year period. This includes the impact of fair value inventory step-up charges for inventory of acquired businesses, which totaled approximately $17.4 million before taxes, or approximately $0.61 per diluted share after tax, in the first six months of 2014.

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)

Aerospace Second Quarter 2014 Results

Aerospace segment sales increased by $52.8 million, or 77.0% when compared with the prior year’s second quarter to $121.5 million. Organic sales grew 15.3%, or $10.5 million, and sales from acquired businesses added $42.3 million.

Sales to the Commercial Transport market increased $50.2 million, of which $38.0 million was related to the acquired businesses with the remaining increase primarily related to higher organic sales of Electrical Power & Motion products. Excluding acquired businesses, sales of Electrical Power & Motion products to the Commercial Transport market increased approximately $10.7 million as global demand for passenger power systems continued to be strong.

Military sales increased $0.3 million when compared with the prior year’s second quarter as $0.8 million of sales contributed by the acquired businesses was partially offset by lower organic sales. Sales to the Business Jet market were up $1.3 million when compared with last year’s second quarter, mostly from the acquired businesses which contributed $1.2 million in sales.

The $1.0 million increase in second quarter Other sales was due primarily to approximately $2.3 million in sales from the acquired businesses which was partially offset by $1.3 million lower organic revenue.

Aerospace SG&A expense was up $6.2 million in the quarter compared with the prior year’s period. The increase reflected $6.5 million of incremental SG&A from the acquired businesses, somewhat offset by lower legal costs.

Aerospace operating profit for the second quarter of 2014 was $20.8 million, or 17.1% of sales, compared with $11.4 million, or 16.7% of sales, in the same period last year. Approximately $4.8 million in operating profit was related to the acquired aerospace businesses. Operating leverage gained on volume for the organic business was partially offset by approximately $0.7 million of higher organic E&D costs.

Aerospace Six Month 2014 Results

Aerospace segment sales increased by $103.6 million, or 73.8%, compared with the prior year’s first six months to $243.9 million. Organic sales grew 14.0%, or $19.6 million. Sales from acquired businesses were $83.9 million.

Sales to the Commercial Transport market increased $98.6 million, including $73.6 million from the acquired businesses. Excluding acquired businesses, sales of Electrical Power & Motion products to the Commercial Transport market increased approximately $22.8 million as global demand for passenger power systems continued to be strong. Sales of Lighting and Safety products to this market increased approximately $2.3 million.

Military sales increased $0.6 million when compared with the first six months of 2013. The acquired businesses added $1.8 million, more than offsetting $1.2 million in lower organic sales. Sales to the Business Jet market increased $2.5 million when compared with last year’s first half. The acquired businesses contributed $3.9 million in sales to this market, more than offsetting lower organic sales of $1.4 million. Both Lighting & Safety and Electrical Power & Motion sales to the Business Jet market decreased slightly from the prior year six-month period. The $1.8 million increase in the first six months of 2014 Other sales reflected approximately $4.5 million additional sales from the acquired businesses partially offset by lower organic Other sales.

Aerospace SG&A expense increased $11.9 million in first six months of 2014 over the prior-year period. The increase reflected $12.4 million of incremental SG&A of the acquired businesses and was partially offset by lower legal costs.

Aerospace operating profit for the first six months of 2014 was $38.3 million, or 15.7% of sales, compared with $25.7 million, or 18.3% of sales, in the same period last year. The acquired businesses contributed approximately $6.2 million in operating profit in the period. Leverage achieved from higher organic sales volume was offset by increased organic E&D costs of approximately $1.9 million. Additionally, cost of products sold had approximately $2.4 million of expense related to the fair value step-up of inventory from acquired businesses.

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)

Test Systems Second Quarter 2014 Results

Sales in the 2014 second quarter increased approximately $50.8 million to $53.0 million compared with sales of $2.2 million for the same period in 2013. Incremental sales to both the Commercial Electronics and Military markets from the acquisition of Astronics Test Systems (“ATS”) on February 28, 2014 drove the increase. Sales for the acquired ATS business were $51.5 million in the second quarter of 2014.

Test Systems segment operating profit improved to $4.0 million compared with an operating loss of $0.6 million in the same period last year as a result of the ATS acquisition. Test Systems second quarter 2014 operating profit included $8.7 million in costs of goods sold related to the expensing of the fair value step-up of inventory from the acquired businesses. Depreciation and amortization expense in the quarter relating to the acquisition was $0.9 million.

Test Systems Six Month 2014 Results

Sales in the first six months of 2014 were up $67.1 million to $71.6 million over the prior year period. Incremental sales to both the Commercial Electronics and Military markets from the acquisition of ATS drove the growth. Year-to-date ATS sales were $68.7 million.

Test Systems segment operating profit for the first six months of 2014 was $2.3 million compared with an operating loss of $2.1 million in the same period last year, due to the operating profit from the acquired ATS business. Year-to-date 2014 operating profit includes in costs of goods sold $15.0 million related to the expensing of the fair value step-up of inventory from the acquired businesses. Year-to date depreciation and amortization expense relating to the acquisition was $1.1 million.

Balance Sheet

Cash at the end of the second quarter of 2014 was $20.8 million compared with $54.6 million at December 31, 2013. Cash provided by operating activities for the first six months of 2014 was approximately $23.2 million. During the second quarter, the Company made principal payments reducing its long-term debt by $25.5 million.

Cash used for investing activities was $90.9 million. This included $16.3 million for the purchase and modifications of the new facility in Oregon and the $69.4 million used for the acquisition of ATS. The Company expects capital spending in 2014 to be in the range of $40 million to $44 million, including the purchase and modifications of the new Oregon facility.

Outlook

On June 28, 2014, backlog was $326.8 million compared with $214.2 million at December 31, 2013 and $362.4 million at the end of the first quarter of 2014. Approximately $248.3 million of this backlog is expected to ship over the remainder of 2014 and $294.6 million is expected to ship over the next 12 months.

The Company has tightened its range and increased revenue expectations for 2014 to $640 million to $665 million. Approximately $485 million to $505 million of forecasted 2014 revenue is expected from the Aerospace segment, while approximately $155 million to $160 million of the forecasted revenue is expected from the Test Systems segment.

Mr. Gundermann concluded, “Given the visibility we have at this point in the year, we have elevated our projected revenue range to a mid-point of $652.5 million, an implied 92% rate of growth over 2013. Our acquisitions are a large contributor to this growth, while our organic growth remains at the industries’ top tier. Given the timing of customer delivery requirements, we expect that sales will be more heavily weighted in our third quarter. Yet, profitability will strengthen through the year as the inventory step-up expense drops off. Looking beyond 2014, we believe we have an exceptionally strong franchise that is focused on bringing new ideas to our customers that can help them be better at what they do. This formula has worked for us for many years, and we expect will continue to create value for the long term.”

Second quarter 2014 Webcast and Conference Call

The Company will host a teleconference at 1:00 PM ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.

The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 13586762. The telephonic replay will be available from 4:00 p.m. on the day of the call through Wednesday, August 6, 2014. A transcript will also be posted to the Company’s Web site once available.

About Astronics Corporation

Astronics Corporation is a leader in advanced, high-performance lighting, electrical power and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, Astronics Advanced Electronic Systems Corp., Astronics AeroSat Corporation, Astronics Test Systems, Inc., Ballard Technology, Inc., DME Corporation, Luminescent Systems Inc., Luminescent Systems Canada, Inc., Max-Viz, Inc., Peco, Inc. and PGA Electronic s.a. have a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.astronics.com.

For more information on Astronics and its products, visit its Web site at www.astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW

ASTRONICS CORPORATION

CONSOLIDATED INCOME STATEMENT DATA

(Unaudited, $ in thousands except per share data)

	Three Months Ended		Six Months Ended
	06/28/2014	06/29/2013	06/28/2014	06/29/2013
Sales	$174,563	$70,833	$315,514	$144,800
Cost of products sold	131,361	52,152	242,307	105,900

Gross profit	43,202	18,681	73,207	38,900
Gross margin	24.7%	26.4%	23.2%	26.9%

Selling, general and administrative	20,721	10,701	37,099	19,858
SG&A % of Sales	11.9%	15.1%	11.8%	13.7%

Income from operations	22,481	7,980	36,108	19,042
Operating margin	12.9%	11.3%	11.4%	13.2%

Interest expense, net	2,559	262	4,882	480

Income before tax	19,922	7,718	31,226	18,562
Income tax expense	6,778	2,560	10,575	4,840

Net Income	$13,144	$5,158	$20,651	$13,722

Net income % of Sales	7.5%	7.3%	6.5%	9.5%

*Basic earnings per share:	$0.73	$0.30	$1.15	$0.79
*Diluted earnings per share:	$0.70	$0.28	$1.09	$0.75

*Weighted average diluted shares outstanding (in thousands)	18,865	18,206	18,873	18,209

Capital Expenditures	$6,185	$1,843	$23,091	$3,671
Depreciation and Amortization	$5,471	$1,721	$10,309	$3,470

*	All share quantities and per share data reported for 2013 have been restated to reflect the impact of the twenty percent Class B stock distribution to shareholders of record on October 10, 2013.

ASTRONICS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	6/28/2014	12/31/2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$20,825	$54,635
Accounts receivable	105,108	60,942
Inventories	127,320	85,269
Other current assets	13,979	10,352
Property, plant and equipment, net	110,152	70,900
Other long-term assets	5,703	5,474
Intangible assets, net	96,959	102,701
Goodwill	102,729	100,998

Total Assets	$582,775	$491,271

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long term debt	$13,325	$12,279
Accounts payable and accrued expenses	99,473	72,958
Long-term debt	232,293	188,041
Other liabilities	42,961	46,484
Shareholders’ equity	194,723	171,509

Total Liabilities and Shareholders’ Equity	$582,775	$491,271

ASTRONICS CORPORATION

SEGMENT DATA

(Unaudited, $ in thousands)

	Three Months Ended		Six Months Ended
	06/28/2014	06/29/2013	06/28/2014	06/29/2013
Sales
Aerospace	$121,523	$68,676	$243,895	$140,345
Test Systems	53,167	2,157	71,856	4,547
Less Inter-segment	(127)	—	(237)	(92)

Total Sales	174,563	70,833	315,514	144,800

Operating Profit and Margins
Aerospace	20,761	11,447	38,251	25,735
	17.1%	16.7%	15.7%	18.3%
Test Systems	4,030	(610)	2,335	(2,135)
	7.6%	(28.3)%	3.2%	(47.0)%

Total Operating Profit	24,791	10,837	40,586	23,600
	14.2%	15.3%	12.9%	16.3%
Interest Expense	2,559	262	4,882	480
Corporate Expenses and Other	2,310	2,857	4,478	4,558

Income Before Taxes	$19,922	$7,718	$31,226	$18,562

Net Income before Tax % to Sales	11.4%	10.9%	9.9%	12.8%

ASTRONICS CORPORATION

SALES BY MARKET

(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended
	06/28/2014	06/29/2013	% change	06/28/2014	06/29/2013	% change	2014 YTD

Aerospace Segment
Commercial Transport	$96,504	$46,264	108.6%	$195,790	$97,226	101.4%	62.1%
Military	12,352	12,082	2.2%	21,310	20,698	3.0%	6.9%
Business Jet	8,308	6,966	19.3%	18,175	15,631	16.3%	5.8%
Other	4,359	3,364	29.6%	8,620	6,790	27.0%	2.7%

Aerospace Total	121,523	68,676	77.0%	243,895	140,345	73.8%	77.5%

Test Systems Segment
Commercial	43,120	—	n/a	57,457	—	n/a	18.1%
Military	9,920	2,157	359.9%	14,162	4,455	217.9%	4.4%

	53,040	2,157	2359.0%	71,619	4,455	1507.6%	22.5%

Total	$174,563	$70,833	146.4%	$315,514	$144,800	117.9%	100.0%

ASTRONICS CORPORATION

SALES BY PRODUCT

(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended
	06/28/2014	06/29/2013	% change	06/28/2014	06/29/2013	% change	2014 YTD

Aerospace Segment
Electrical Power & Motion	$60,651	$41,855	44.9%	$126,482	$86,651	46.0%	40.2%
Lighting & Safety	39,507	19,091	106.9%	74,598	37,208	100.5%	23.7%
Avionics	12,497	4,366	186.2%	25,250	9,696	160.4%	8.0%
Structures	3,704	—	n/a	7,343	—	n/a	2.4%
Other	5,164	3,364	53.5%	10,222	6,790	50.5%	3.2%

Aerospace Total	121,523	68,676	77.0%	243,895	140,345	73.8%	77.5%

Test Systems	53,040	2,157	2359.0%	71,619	4,455	1507.6%	22.5%

Total	$174,563	$70,833	146.4%	$315,514	$144,800	117.9%	100.0%

ASTRONICS CORPORATION

ORDER AND BACKLOG TREND

(Unaudited, $ in thousands)

	Q3 2013 9/28/2013	Q4 2013 12/31/2013	Q1 2014 03/29/14	Q2 2014 06/28/14	Twelve Months 06/28/14
Sales
Aerospace	$87,525	$102,660	$122,372	$121,523	$434,080
Test Systems	2,156	2,796	18,579	53,040	76,571

Total Sales	$89,681	$105,456	$140,951	$174,563	$510,651

Bookings
Aerospace	$95,852	$107,633	$123,578	$117,761	$444,824
Test Systems	8,066	1,127	22,677	21,241	53,111

Total Bookings	$103,918	$108,760	$146,255	$139,002	$497,935

Backlog*
Aerospace	$159,468	$207,101	$208,307	$204,545	N/A
Test Systems	8,731	7,062	154,095	122,296	N/A

Total Backlog	$168,199	$214,163	$362,402	$326,841	N/A

Book:Bill Ratio
Aerospace	1.10	1.05	1.01	0.97	1.02
Test Systems	3.74	0.40	1.22	0.40	0.69

Total Book:Bill	1.16	1.03	1.04	0.80	0.98

*	During the fourth quarter of 2013, acquisitions added backlog of approximately $42.6 million for the Aerospace segment. During the first quarter of 2014, acquisitions added backlog of approximately $142.9 million for the Test Systems segment.